Exhibit 10.50.1
Execution Copy
AMENDMENT
     AMENDMENT, dated as of August 3, 2006 (this “Amendment”), to the CREDIT AGREEMENT dated as of June 30, 2006 (as amended, supplemented or modified from time to time, the “Credit Agreement”) among CSK AUTO, INC., the Lenders party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent., and LEHMAN COMMERCIAL PAPER INC. and WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents.
W I T N E S S E T H :
          WHEREAS, the Company, the Administrative Agent, the Co-Syndication Agents and the Lenders are parties to the Credit Agreement;
          WHEREAS, the parties hereto have agreed to amend the Credit Agreement upon the terms and conditions set forth herein;
          NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises contained herein, the parties hereto agree as follows:
          1. Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement are used herein as defined therein.
          2. Amendments. The Credit Agreement is hereby amended to reflect the changes shown as “redlined” on the changed pages to the Credit Agreement attached hereto as Exhibit A.
          3. Conditions to Effectiveness of this Amendment. This Amendment shall become effective upon receipt by the Administrative Agent of counterparts of this Amendment duly executed by the Company, the Administrative Agent and the Required Lenders.
          4. Continuing Effect. Except as expressly set forth in this Amendment, all of the terms and provisions of the Credit Documents are and shall remain in full force and effect and the Company shall continue to be bound by all of such terms and provisions.
          5. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by the parties hereto shall be delivered to the Company and the Administrative Agent. The execution and delivery of this Amendment by any Lender, or by the Administrative Agent with the consent of any Lender, shall be binding upon such Lender’s successors and assigns (including transferees of its commitments and Loans in whole or in part prior to effectiveness hereof) and binding in respect of all of its commitments and Loans, including any acquired subsequent to its execution and delivery hereof and prior to the effectiveness hereof.
          6. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY,

          AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

CSK AUTO, INC.

By	/s/ Stephen J. Lewis Name: Stephen J. Lewis
Title: V.P. Treasurer

JPMORGAN CHASE BANK, N.A. as Administrative Agent and a Lender

By:	/s/ Teri Streusand
Name: Teri Streusand
Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ L. Richard DiDonato
Name: L. Richard DiDonato
Title: Managing Director

LEHMAN COMMERCIAL PAPER INC.

By:	/s/ Laurie B. Perper Name: Laurie B. Perper
Title: Authorized Signatory

EXHIBIT A

$450,000,000 TERM CREDIT AGREEMENT
dated as of
June 30, 2006
among
CSK AUTO, INC.
The Lenders Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
LEHMAN COMMERCIAL PAPER INC.,
WACHOVIA BANK, NATIONAL ASSOCIATION
as Co-Syndication Agents

J.P. MORGAN SECURITIES INC.,
LEHMAN BROTHERS INC.
as Joint Lead Arrangers
J.P. MORGAN SECURITIES INC.,
LEHMAN BROTHERS INC.
WACHOVIA CAPITAL MARKETS, LLC
as Joint Bookrunners

          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its operations and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit C or any other form approved by the Administrative Agent.
          “Available Commitment” means, at any time, the Commitment then in effect minus the aggregate amount of Loans outstanding at such time.
          “Availability Period” means the period from and including the Closing Date to but excluding the earlier of December 16, 2006 and the date of termination of the Commitments.
          “Bank Drafts” means drafts issued by the Company or its designee on behalf of a Credit Party in connection with the SunTrust Draft Program or similar program, pursuant to documentation reasonably acceptable to the Administrative Agent.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
          “Borrowing Request” means a request by the Company for a Borrowing in accordance with Section 2.03.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Call Agreement” means the Confirmation Re: Call Option, dated as of July 25, 2005, among JPMorgan Chase Bank, the Company and Holdings, as the same may be amended and replaced from time to time in a manner not adverse to the Lenders.
          “Capital Expenditures” means for any period, all amounts which would, in accordance with GAAP, be set forth as capital expenditures (exclusive of any amount attributable to capitalized interest) on the consolidated statement of cash flows or other similar statement of the Company and its Subsidiaries for such period but shall exclude (a) any expenditures made with the proceeds of condemnation or eminent domain proceedings affecting real property or with insurance proceeds and (b) expenditures made in connection with Sections 6.06(h) and 6.06(j); provided that any Capital Expenditures financed with the proceeds of any Indebtedness permitted hereunder (other than Indebtedness incurred hereunder) shall be deemed to be a Capital Expenditure only in the period in which, and by the amount which, any principal of such Indebtedness is repaid.
          “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

          “Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Company’s business.
          “Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Company shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Company’s business with all or any portion of the relevant Reinvestment Deferred Amount.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Reorganization” means, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization as such term is used in Section 4241 of ERISA.
          “Replacement Facility” means a replacement credit facility, the proceeds of which are initially used to repay all amounts outstanding under the Existing Credit Agreement and thereafter for general corporate purposes, providing for a commitment of at least $250,000,000, and with terms and conditions acceptable to the Administrative Agent and the Required Lenders.
          “Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Company’s assets from information furnished by or on behalf of the Company, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. §4043.
          “Required Lenders” means, at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum of the total Loans and unused Commitments at such time.
          “Requirement of Law” means as to any Person, any requirements imposed by the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, or any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer” means, with respect to any Person, the president, chief executive officer, the chief operating officer, the chief financial officer, treasurer, controller or any vice president of such Person.
          “Restricted Asset Sale” means any sale, sale-leaseback, or other disposition by the Company or any Subsidiary thereof of any of its property or assets, including the stock of any Subsidiary of the Company that is restricted by Section 6.05, other than sales and dispositions permitted by Sections 6.05(a), (b), (c), (f), (h), (j) and (k).
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

ARTICLE VII
EVENTS OF DEFAULT
          Upon the occurrence and during the continuance of any of the following events:
          (a) The Company shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or thereof or (ii) pay any interest on any Loan or Note or any other amount payable hereunder within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or
          (b) Any representation or warranty made or deemed made by any Credit Party in any Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
          (c) (i) The Company shall default in the observance or performance of any agreement contained in Section 5.07(a) or Article VI of this Agreement, or Sections 6.9 and 6.11 of the Guarantee and Collateral Agreement; (ii) Holdings shall default in the observance or performance of any agreement contained in Section 6.11 of the Guarantee and Collateral Agreement or (iii) any Subsidiary shall default in the observance or performance of corresponding provisions of the Guarantee and Collateral Agreement; or
          (d) Any Credit Party shall default in the observance or performance of any other agreement contained in any Credit Document and such default shall continue unremedied for a period of (i) three days if such breach relates to terms or provisions of Section 5.02 or (ii) 30 days, with respect to any other Section of this Agreement; or
          (e) Except for the Specified Defaults with respect to the Exchangeable Note Indentures and the Senior Subordinated Note Indenture, Holdings, the Company or any of its Subsidiaries shall (i) default in any payment of principal of or interest on or other amounts in respect of any Indebtedness (other than the Loans and the other Obligations hereunder and any inter-company debt) or Swap Agreement or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Swap Agreement or Contingent Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Swap Agreement or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or such Contingent Obligation to become payable, any applicable grace period having expired (it being understood that a grace period that begins upon the giving of notice shall be considered an applicable grace period and shall not be considered expired until the notice has been given and the grace period has run); in each case, provided that the aggregate principal amount of all such Indebtedness, Swap Agreements and Contingent Obligations under which a payment default exists as in (~~a~~i) above or which would then become due or payable as described in (ii) above, equals or exceeds $10,000,000; or
          (f) (i) The Company or any of its Subsidiaries or Holdings shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Refinancing, any Loan or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable promptly after written demand therefor.
          SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent.
               (ii) Assignments shall be subject to the following additional conditions:
(A)	except in the case of an assignment to a Lender, an Approved Fund or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)	the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
               (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Company in violation of any Requirement of Law.
          SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Act.